EXHIBIT 10.20

RESEARCH AGREEMENT

THIS AGREEMENT, effective the 15th day of August, 2001, is by and between Axonyx a corporation organized under the laws of the State of New York whose offices are located at 825 Third Avenue, 40 th Floor, New York, NY 10022 (hereinafter “Sponsor”); and Indiana University, an educational institution organized under the laws of the State of Indiana, whose address is P.O. Box 1847, Bloomington, IN 47402 (hereinafter “Indiana”).

1.     Scope of Work.  Indiana will use reasonable efforts to perform the experiments and studies described in the research proposal, “Investigation on Novel Targets of Phenserine Drug in Alzheimer’s Disease”, which is attached as Appendix 1 and included by reference (the Research Project).  The Research Project may be modified by mutual agreement in a duly executed amendment to this Agreement.

2.     Key Personnel.  The Research Project will be performed under the direction of Dr. Debomoy K. Lahiri.  In the event s/he is unable or unwilling to continue with the Research Project, the parties will attempt to find a mutually acceptable substitute.  In the event a mutually acceptable substitute is not found, the Agreement may be terminated in accordance with Paragraph 10.

3.     Term.  The term of this Agreement is August 15, 2001 through august 14, 2002.

4.     Reports.  Upon completion of the research or termination of the Agreement, Indiana will submit a written study report.  This report will be due 60 days after termination of this Agreement.

5.     Costs and Billings.  Sponsor agrees to pay Indiana $125,000 for the Research Project. Payments will be made quarterly with the first such payment due upon execution of this Agreement.  Checks will be payable to Indiana University, referring to this Agreement, and will be sent by mail to Indiana University, P.O. Box 6667, Indianapolis, Indiana 46266-6057, tax identification number 35-6001673.

6.     Equipment.  Title to any equipment purchased by Indiana in the performance of the Research Project whether or not purchased with funds provided under this Agreement will remain with Indiana and will be free of all claims, liens, or encumbrances of the Sponsor.

7.     Publications.  Indiana is free to publish, present, or use any results arising out of the perfonnance of this Agreement for its own instructional, research, or publication objectives provided that the publication, presentation or use does not disclose any confidential information furnished by Sponsor under Paragraph 9.  Indiana agrees that any proposed publication or presentation relating to the Research Project conducted under this Agreement will be submitted to Sponsor for review 30 days prior to submission for publication or presentation. In the event that the proposed publication or presentation contains patentable subject matter which needs protection, Indiana will, upon written request from Sponsor within the 30 day review period, delay the publication or presentation for a maximum of an additional 90 days to allow Sponsor or Indiana to file a patent application.

8.     Intellectual Property

8.1.      Indiana will promptly disclose to the Sponsor all creative ideas, developments and inventions whether or not patentable, conceived or first reduced to practice as a result of the Research Project (“Inventions”).  Inventions will remain the property of Indiana.

8.2.      Indiana hereby grants to the Sponsor the first option for a worldwide, exclusive, royalty bearing license to make, have made, use, sell with a right to sublicense, Inventions.  The terms of such license will be reasonable in the circumstances and will be negotiated in good faith between the Sponsor and Indiana.  The option will extend for a time period of 6 months from the date of first disclosure to Sponsor.

9.     Confidentiality

9.1.      Indiana agrees to hold in confidence, in accordance with this paragraph, any information disclosed to Indiana under this Agreement and identified in writing as confidential (hereinafter “Information”).  For the purpose of this Agreement, “hold in confidence” means that Indiana will protect the Information in the same manner in which it protects its own confidential information.  The Information will remain the property of the Sponsor, and will be disclosed only to those persons necessary for the performance of this Agreement.

9.2.      No indirect or consequential damages or damages based on loss of profits or market share are contemplated or recoverable for breach of confidentiality.

9.3.      The obligations of Indiana to maintain confidentiality under this Agreement will survive its expiration or termination and will endure for 5 years from the date of disclosure.

9.4.      The obligation of non-disclosure will not apply to the following:

a.      Information that is publicly available through no fault of Indiana;

b.      Information that is disclosed to Indiana by a third party entitled to disclose the Information;

c.      Information that is already known to Indiana; and

d.      Information that is required to be disclosed by law, provided Indiana promptly notifies the Sponsor in writing of such lawful disclosure.

10.   Termination

10.1.    Unless otherwise terminated, this Agreement will remain in force during the Term provided in Sec. 3.  Provisions of this Agreement which by their nature contemplate rights and obligations of the parties to be enjoyed or performed after the expiration or termination of this Agreement will survive until their purposes are fulfilled.

10.2.    If Indiana fails to continuously staff the project with adequate and competent personnel, the Sponsor may terminate this Agreement upon 90 days written notice.

10.3.    In the event that either party defaults or breaches any material provision of this Agreement, the other party may terminate this Agreement upon 30 days written notice to the party in default or breach, provided, however, that if the party defaulting, breaching, or failing, within 30 days of the receipt of such notice cures the said default, breach or failure; the Agreement will continue in force and effect.

10.4.    If either party should become insolvent or should make any assigm-nent for the benefit of creditors, or should be adjudged bankrupt, or should file a petition in bankruptcy, or is named as debtor in an involuntary bankruptcy proceeding, or if a receiver or trustee of the property of either party is appointed, then this Agreement, at the option of the other party, will terminate, effective on the date notice of such termination is given.

10.5.    Should Sponsor terminate this Agreement, Sponsor will reimburse University for all expenditures and non–cancelable commitments incurred prior to termination not to exceed the total amount of the Agreement.

11.      Non-use of Names.  Sponsor will not use the names or trademarks of Indiana or its employees, nor any adaptation thereof in any advertising, promotional or sales activities without prior written consent obtained from Indiana in each separate case.

12.      Assignment.  Neither party may assign this Agreement or any part of it without the written consent of the other party.

13.      Miscellaneous

13.1.    The headings in this Agreement are intended solely for convenience or reference and will be given no effect in the construction or interpretation of this Agreement.

13.2.    This Agreement, including attached appendices, supersedes all prior oral and written proposals and communications, if any, and sets forth the entire Agreement of the parties with respect to the subject matter hereof and may not be altered or amended except in writing, signed by an authorized representative of each party hereto.

13.3.    The construction and enforcement of this Agreement will be governed by the laws of the State of Indiana, United States of America, without regard to principles of choice of law.

13.4.    No waiver of any default, condition, provision or breach of this Agreement will be deemed to imply or constitute a waiver of any other like default, condition, provision or breach of this Agreement.

13.5.    If any paragraph, term, condition or provision of this Agreement will be found, by a court of competent jurisdiction, to be invalid or unenforceable, or if any paragraph, terin, condition or provision is found to violate or contravene the laws of the State of Indiana, then the paragraph, term condition or provision so found will be deemed severed from this Agreement, but all other paragraphs, tem–is, conditions and provisions will remain in full force and effect.

13.6.    Nothing contained herein will be construed as establishing an employer-employee, joint venture, or principal-agent relationship between the parties. In addition, neither party will have the right to incur any debt or expense for the account of the other party except as may expressly be agreed upon by separate written agreement.

14.      Indemnity and Insurance

14.1.    The Sponsor will indemnify, defend, and hold harinless Indiana, and its officers, employees, agents, and subcontractors and their employees from any suit, action, claim, demand, judgment, and expense arising out of the performance of this Agreement.  The Sponsor agrees that if any claim is asserted or suit brought against Indiana, or their officers, employees, agents, or subcontractors or their employees, the Sponsor will defend the claim or suit at the expense of the Sponsor.  Sponsor will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on Indiana without Indiana!s written consent, which consent shall not be unreasonably withheld.

14.2.   The Sponsor will have no obligation to indemnify, defend, and hold harmless Indiana, and its officers, employees, agents, and subcontractors and their employees from claims asserted or suits arising out of performance of this Agreement, if it can be shown that the claim or suit is based solely on the negligence of Indiana, its officers, employees, or agents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement signed by their respective officers duly authorized as of the date and year written.

INDIANA UNIVERSITY		(SPONSOR)

BY:	/s/ Debomoy K. Lahirir
Debomoy K. Lahiri
Project Director

BY:	/s/ Steven A. Martin	BY:	/s/ Michael M. Strage
NAME:	Steven A. Martin	NAME:	Michael M. Strage
TITLE:	Assistant Vice President, Research Officer	TITLE:	Chief Administrative

DATE:	8/21/01	DATE:	8/22/01